ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of April 3, 2006 (the “Agreement”), is by and among Total Well Solutions, LLC, a Wyoming limited liability company (the “Company”), Total Energy Technologies, LLC, a Delaware limited liability company (the “Member”), and USA Petrovalve, Inc., a Texas corporation (“Buyer”).

WITNESSETH:

WHEREAS, Buyer desires to purchase substantially all of the assets of the Company; and

WHEREAS, the Member has an ownership interest in the Company and thus would derive a substantial benefit from the consummation of the purchase transaction contemplated herein;

WHEREAS, the Company, Eric Morrison and Guy Morrison (collectively, the “Morrisons”) have entered into the following agreements concerning the patents listed on Schedule A attached hereto (the “Patents”): (i) that certain Addendum to Agreement dated February 13, 2006 (the “Addendum”), and (ii) that certain Agreement dated April 18, 2005 (the “Morrison Agreement”);

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
THE PURCHASE

Section 1.1. Purchase. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer will purchase from the Company, and the Company will sell to Buyer, the following assets, rights, properties, and interests of the Company (the “Acquired Assets”):

(a)  The machinery, office equipment, tools, shop equipment, computers, office supplies, vehicles, furnishings and fixtures, and other items of tangible personal property of the Company, including specifically but not limited to the items described on Schedule 1.1(a) (the “Tangible Personal Property”);

(b)  All of the following of the Company (collectively, the “Intellectual Property Rights”): (i) inventions and discoveries that may be patentable (exclusive of the Intellectual Property Rights associated with the Gas Separator, (“Inventions”), (ii) all of the rights of the Company pursuant to the Morrison Agreement and/or the Addendum, (iii) all know-how, trade secrets, confidential and proprietary information, technical information, data, process technology, plans, drawings, and blue prints, including, but not limited to, all of the foregoing relating to the Patents) (collectively, “Trade Secrets”), and (iv) trademarks, service marks, trade names, and copyrights.

(c)  The leasehold rights of the Company with respect to the items of personal property which are described on Schedule 1.1(c) (the “Leased Assets”);

(d)  The rights of the Company under the agreements listed on Schedule 1.1(d) (the “Assigned Agreements”);

(e)  All of the customer lists, customer files (including credit applications and reports, credit histories and applicable terms and conditions) books, records, ledgers, files, documents, correspondence, plans, studies, and drawings of the Company, including, but not limited to, any tangible renditions of the Intellectual Property;

(f)  The inventories of finished goods, tooling inventory, work in progress and raw materials of the Company as of the Effective Time (as hereinafter defined) (the “Purchased Inventory”), which shall specifically include, but shall not be limited to, the inventory listed on Schedule 1.1(f) (the “Scheduled Inventory”);

(g)  All of the goodwill of the Company and all of the rights of the Company to use the tradename “Total Well Services” or any similar name (subject to the permitted use provided for in Section 5.6) (the “Tradename”).

Section 1.2 The Patents. At the Closing, the Company and the Buyer will enter into and deliver a license agreement in form and content reasonably satisfactory to Buyer and the Company (the “License Agreement”).

Section 1.3. Excluded Assets.  Notwithstanding the foregoing, the Acquired Assets shall not include the assets listed on Schedule 1.3.

Section 1.4. Purchase Price for Acquired Assets.  As consideration for the sale to it of the Acquired Assets, Buyer shall pay cash at Closing in the aggregate amount of $4,801,520.00 (the “Total Cash Payment”), allocated as follows: (i) $1,790,000.00 to be paid by Buyer to the Morrisons at Closing in satisfaction of the payment required to be made by the Company to the Morrisons pursuant to the Addendum (the “Morrisons Payment”), (ii) $1,623,827.00 to be paid to the TWS Secured Noteholders, in exchange for their Release of UCC-1 filing, (iii) $51,591.00 to be paid to release the liens on the TWS vehicles and (iii) $1,336,102.00 to be paid by Buyer to the Company at Closing, representing the portion of the Total Cash Payment remaining after the Morrisons Payment has been made (the “Net Cash Payment”).

Section 1.5. Assumption of Liabilities. Buyer has not and will not assume from the Company any liability or obligation.

Section 1.6. Allocation. The parties will allocate for all purposes (including, but not limited to, financial accounting and tax purposes) the purchase price of the Acquired Assets as indicated on Schedule 1.6.

Section 1.7. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Purchase Transaction”) shall take place at the offices of the attorneys for Buyer in Houston, Texas as promptly as practicable (but in any event within five business days) following the date on which the last of the conditions set forth in Article VI is fulfilled or waived, or at such other time and place as Buyer and the Company shall agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing will be effective as of April 3, 2006 (the “Effective Time”).

Section 1.8. Transfer Documents. At the Closing, each of the parties hereto will perform such acts and deliver such documents as are required pursuant to the terms hereof to be delivered at Closing, including but not limited to:

(a) the Company and the Member shall:

(i) execute, acknowledge and deliver to Buyer all deeds, bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance, sale, transfer and assignment as shall be required to vest effectively in Buyer good and indefeasible title in and to the Acquired Assets, free and clear of all liens or encumbrances, including specifically, but not by way of limitation, an assignment and bill of sale in the form of Exhibit 1.8(a) (the “Assignment”);

(ii) deliver or cause to be delivered to Buyer possession of all of the Acquired Assets capable of being physically delivered; and

(iii) execute and deliver to the Buyer the License Agreement.

(b) Buyer shall:

(i)    deliver to the Company the Net Cash Payment, in the form of bank check or wire transfer; and

(ii)  execute and deliver the Assignment; and

(iii) execute and deliver the License Agreement.

Section 1.9. Property Taxes. Any general property and/or ad valorem tax assessed against or pertaining to the Acquired Assets for the taxable period that includes the date of the Closing shall be prorated between Buyer and the Company.

ARTICLE II
REPRESENTATIONS AND
WARRANTIES OF BUYER

Buyer represents and warrants to the Company and the Member as follows:

Section 2.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 2.2. Authority; Non-Contravention; Approvals.

(a) Buyer has full corporate power and authority to execute and deliver this Agreement to consummate the transactions contemplated hereby. Other than the approval by the Board of Directors of Buyer, no corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery hereof by the Company and the Member, constitutes a valid and legally binding agreement of Buyer enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of (i) the charter or bylaw of Buyer, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Buyer or any of its properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Buyer is now a party or by which Buyer or any of its properties or assets may be bound or affected.

Section 2.3 Brokers and Finders. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by Buyer of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE MEMBER

The Company and the Member jointly and severally represent and warrant to Buyer that:

Section 3.1. Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wyoming and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary. True, accurate and complete copies of the Company’s organizational documents, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Buyer.

Section 3.2. The Member. The Member has an ownership interest in the Company.

Section 3.3. Other Entities. The Company does not own stock or other ownership interests in any other entity.

Section 3.4. Authority; Non-Contravention; Approvals.

(a) The Company has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the managers of the Company and the members of the Company to the extent required to consummate this transaction in accordance with applicable law, including but not limited to the laws of the State of Wyoming. No further actions on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Member, and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a valid and legally binding agreement of the Company and the Member, enforceable against the Company and the Member in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

(b) Except as set forth in the disclosure schedule attached to this Agreement (the “Disclosure Schedule”), the execution and delivery of this Agreement by the Company and the Member and the consummation by the Company and the Member of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the organizational documents of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, or any agreement to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected.

Section 3.5. Financial Statements. The Company has furnished Buyer with a balance sheet of the Company as of December 31, 2005, and the related statements of income for the calendar year then ended (including the notes thereto) (collectively, the "Financial Statement"). The Financial Statement have been prepared in accordance with generally accepted accounting principles, consistently applied, and are accurate and complete and fairly present the financial condition and result of operations of the Company.

Section 3.6. Absence of Undisclosed Liabilities. Except as disclosed in the Disclosure Schedule, the Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities or obligations (a) which are provided for in the Financial Statements or reflected in the notes thereto, (b) which were incurred after December 31, 2005, and were incurred in the ordinary course of business and consistent with past practices, or (c) liabilities or obligations under this Agreement.

Section 3.7. Absence of Certain Changes or Events. Since December 31, 2005, the business of the Company has been conducted in the ordinary course of business consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. Specifically, but not by way of limitation, since December 31, 2005, the Company has not engaged in or been subject to any of the actions described in Section 4.1. "Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that is or could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of the Company, as applicable, taken as a whole.

Section 3.8. Tangible Assets. The Tangible Personal Property and the Leased Assets constitute all of the tangible personal property necessary for the conduct by the Company of its business as now conducted. The Company has good and indefeasible title to the Tangible Personal Property, free and clear of all mortgages, liens, pledges, charges, or encumbrance of any nature whatsoever. The Tangible Personal Property and Leased Assets are in good, serviceable condition and fit for the particular purposes for which they are used in the business of the Company, subject only to normal maintenance requirements and wear and tear reasonably expected in the ordinary course of business.

Section 3.9. Employee Benefits. The Disclosure Schedule contains a complete list of “employee welfare plans” (as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) currently maintained by the Company or any person or trade or business under common control with the Company, or in which active or former employees of the Company (collectively, the “Affected Employees”) currently participate (which plans are hereinafter referred to as “Welfare Plans”). The Disclosure Schedule also contains a complete list of “employee pension benefit plans” as that term is defined in Section 3(2) of ERISA maintained by the Company or any person or trade or business under common control with the Company, or in which any such entity currently contributes or is required to contribute or in which Affected Employees currently participate (which plans are hereinafter referred to as “Pension Plans”). Neither the Company nor any of the Affected Employees participate or ever participated in any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA). The Welfare Plans and Pension Plans, and any other plans of the type described in the first two sentences of this Section previously applicable at any time to the Company, are collectively referred to as the “Company Plans”. Each Company Plan is or was in compliance with the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code. None of the Pension Plans has incurred any “accumulated funding deficiency” (as defined in Section 412(a) of the Code). The Company has not incurred any liability to the Pension Benefit Guaranty Corporation under Section 4062, 4063 or 4064 of ERISA, or any withdrawal liability under Title IV of ERISA with respect to any multiemployer plan. The Disclosure Schedule describes all bonuses and other compensation which will be payable to any of the employees of the Company as a result of the consummation of the Purchase Transaction, and any obligation to pay severance payments.

Section 3.10. Litigation. There are no claims, suits, actions, or proceedings pending or, to the Knowledge of the Company, threatened against or relating to the Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. The Company is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. For purposes of this Agreement, “Knowledge” means actual or constructive knowledge of officers of the Company after reasonable inquiry.

Section 3.11. No Violation of Law. The Company is not in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority. Except as disclosed in the Disclosure Schedule, as of the date of this Agreement, to the Knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The governmental permits or licenses of the Company (the “Permits”) are sufficient for the Company to conduct its business in the manner currently conducted, and the Company is not in violation of the terms thereof. The Company is not in violation of the terms of any of its Permits and is not required to possess any other permit, license, franchise, variance, exemption, order or other governmental authorization, consent or approval.

Section 3.12. Labor Matters. The Disclosure Schedule sets forth a list of each of the employees of the Company, and a description of the salaries and other compensation payable to such individuals. Except as set forth in the Disclosure Schedule, (a) there are no material controversies pending or, to the Knowledge of the Company, threatened between the Company on the one hand and any of its employees on the other, (b) the Company is not a party to a collective bargaining agreement of other labor union contract applicable to persons employed by the Company, nor does the Company have any Knowledge of any activities or proceedings of any labor union to organize any such employees, (c) the Company is not a party to any written agreement, memorandum, or understanding with respect to the employment of any individual, and (d) neither the Company or the Member are aware of any intention of any employee to terminate his or her employment with the Company, either as a result of the Purchase Transaction or otherwise.

Section 3.13. Customer Relationships. The Disclosure Schedule lists all of the material customers of the Company. Except as set forth in the Disclosure Schedule, there has not been (a) any adverse change in the business relationship of the Company with any customer; or (b) any change in any term (including credit terms) of the agreements with any such customer. The Company has not received any customer complaints concerning its products and services.

Section 3.14. Environmental Matters. Except as set forth in the Disclosure Schedule:

(a) no notice, demand, request for information, citation, summons or order has been received, no complaint has been served, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, is threatened by any governmental entity or other person relating to or arising out of any environmental law;

(b) the Company is and has been in compliance with all Environmental Laws and environmental permits; and

(c) there are no liabilities of or relating to the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any environmental law and there are no facts, conditions, situations or set of circumstances which could reasonable be expected to result in or be the basis for any such liability.

Section 3.15. Material Contracts. Schedule 1.1(d) lists all agreements, leases, commitments, contracts, undertakings or understandings, to which the Company is a party, including but not limited to service agreements, manufacturing agreements, purchase or sale agreements, master service agreements, supply agreements, distribution or distributor agreements, real estate leases, purchase orders, license agreements, customer orders and equipment rental agreements, in addition to (i) that certain Exclusive Distribution Agreement dated September 1, 2003 between the Company and Tianjin Eastern Pump Company Ltd. (the “Distribution Agreement”), (ii) that certain Manufacturing Services and Supply Agreement dated September 1, 2003 between the Company and Tianjin Eastern Pump Company Ltd, (the “Manufacturing Agreement”), and (iii) the Morrison Agreement and the Addendum (the Assigned Agreements, the Distribution Agreement, the Manufacturing Agreement, the Morrison Agreement and the Addendum are referred to herein collectively as the "Operating Agreements"). Each Operating Agreement is a valid, binding and enforceable agreement of the Company and, to the Knowledge of the Company, the other parties thereto. There has not occurred any breach or default under any Operating Agreement on the part of the Company or, to the Knowledge of the Company, any other parties thereto. No event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Operating Agreement on the part of the Company, or, to the Knowledge of the Company, any of the other parties thereto. There is no dispute between the parties to any Operating Agreement as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Operating Agreement has indicated its intention to, or suggested it may evaluate whether to, terminate any Operating Agreement.

Section 3.16 Intellectual Property.

(a)  Upon the execution and delivery by the Morrisons of a patent assignment with respect to the Patents in form reasonably satisfactory to the Company and the Buyer, the Company has the right to freely use the Patents and the Intellectual Property Rights (collectively, the “Subject Rights”) and, except as indicated on the Disclosure Schedule, owns the Subject Rights, free of any lien or encumbrance. The Company has no obligation to pay royalties or other compensation to third parties in exchange for the right to use any of the Subject Rights. The Company has not assigned, hypothecated or otherwise encumbered any of the Subject Rights.

(b)  Upon the execution and delivery by the Morrisons of a patent assignment with respect to the Patents in form reasonably satisfactory to the Company and the Buyer, the Company may freely license, assign or transfer all of the Subject Rights.

(c)  The Company has no Knowledge of any infringement by any other person of any of the Subject Rights, and the Company has not entered into any agreement to indemnify any other party against any charge of infringement of any of the Subject Rights. The Company has not and does not violate or infringe any intellectual property right of any other person, and the Company has not received any communication alleging that it violates or infringes the intellectual property rights of any other person. The Company has not been sued for infringing any intellectual property right of another person.

(d)  To the knowledge of the Company, all of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), and are valid and enforceable. No such Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the knowledge of Company, there is no patent or patent application of any third party that potentially interferes with any such Patent. None of the Patents have been challenged or threatened in any way or to the knowledge of the Company, is being infringed.

(e)  With respect to each Trade Secret, the documentation, if any, relating to such Trade Secret is current and accurate. The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of all Trade Secret (including the enforcement by the Company of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in the standard form of the company and all current and former employees and contractors of the company have executed such an agreement). The Company has good title and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of the Company, have not been used, divulged, or appropriated either for the benefit of any person (other than the company) or to the detriment of the company. To the Knowledge of the Company, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other person.

Section 3.17 Inventory. The Purchased Inventory consists of items that are usable and saleable in the ordinary course of business by the Company. All items of Purchased Inventory are owned by the Company free and clear of any lien or encumbrance, and are in good condition. No items of Purchased Inventory are held by the Company on consignment from others. As of the Effective Time the Scheduled Inventory is located on the premises of the Company as the Effective Time as determined by a physical count conducted by the Company.

Section 3.18 Solvency. Solvency. After taking into account any forbearance agreements entered into by any of the creditors of the Company (other than Bovaro Partners LLC or its affiliates or Hunter Cochrane) at or prior to the Closing, the Company will not be insolvent as of the Closing and will not be rendered insolvent by the Purchase Transaction. Taking into account the statements made in the preceding sentence and after giving effect to the consummation of the Purchase Transaction and License Agreement, the Company will be able to pay its liabilities as they become due.

Section 3.19. Brokers and Finders. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or the Member to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by Buyer of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Specifically, but not by way of limitation, Buyer shall not have any such obligation with respect to any of the foregoing as a result of the Purchase Transaction to Bovaro Partners LLC or its affiliates or Hunter Cochrane.

Section 3.20. Disclosure. No representation or warranty of the Company or the Member set forth hereunder or in the schedules attached hereto or in any certificate delivered pursuant to Section 6.2(a) contains any untrue statement of the material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE CLOSING

Section 4.1. Conduct of Business of the Company. Prior to the Effective Time, the Company shall operate its business in, and only in, the usual, regular and ordinary course of business in substantially the same manner as operated on the date of this Agreement. The Member will assure that the Company complies with the requirements of this Section. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company will not:

(a) Sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets other than inventory in the ordinary course of business consistent with past practice;

(b) Adopt, amend or terminate any Company Plan;

(c) Except as provided in Section 5.7, amend or terminate any Operating Agreement;

(d) Enter into or modify any employment or severance agreement with any director, officer, or employee, or agree to increase the compensation of any officer, director or employee; and/or

(e) Incur any indebtedness other than indebtedness incurred in the ordinary course of business.

Section 4.2. Business Organization. Prior to the Effective Time, the Company and the Member shall use their respective best efforts to (a) preserve intact the business organization of the Company, (b) keep available the services of the officers and employees of the Company, (c) preserve the goodwill of the Company, (d) maintain and keep the properties and assets of the Company in as good a repair and condition as presently exists, and (e) maintain in full force and effect its insurance coverage of the Company.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1. Cooperation. The Company shall afford to Buyer and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, personnel, representatives of or contacts with governmental or regulatory authorities, agencies or bodies, commitments, and records (including, but not limited to, tax returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the Company can facilitate or control) and, such parties as its representatives may reasonably request. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or with the performance of any of the employees of the Company. No investigation pursuant to this Section shall affect any representation or warranty made by any party. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement,

Section 5.2. Further Assurances. The Member and the Company shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Buyer such assignments or other instruments of transfer, assignment and conveyance, in form and substance satisfactory to counsel of Buyer, as shall be necessary to vest in Buyer all of the right, title and interest in and to the Acquired Assets, in each case free and clear of all liens, charges, encumbrances, rights of others, mortgages, pledges or security interests, and any other document reasonably requested by Buyer in connection with this Agreement.

Section 5.3. Expenses and Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, regardless of whether the Closing occurs.

Section 5.4. Notification of Certain Matters. Each of the parties agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification) at any time from the date hereof to the Effective Time and (b) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 5.5. Employee Matters.

(a) Effective immediately following the Closing, Buyer shall offer employment to all of the employees of the Company, each of which who accepts a position shall hereinafter be referred to as a “Affected Employee” and shall become an employee of Buyer, terminable at will. In order to facilitate the foregoing, the Company shall, effective immediately following the Closing, terminate the employment of all employees of the Company and take all appropriate steps necessary to comply with applicable law in connection with the termination of such employees.

(b) Notwithstanding anything to the contrary contained in this Section, the parties acknowledge and agree that they do not intend to create any third-party beneficiary rights respecting any employee of the Company as a result of the provisions hereof and specifically hereby negate any intention to so create any third-party beneficiary rights.

(c) With respect to employees who accept employment with Buyer, the Company will remain responsible for medical insurance premiums and other medical related benefits relating to periods prior to the Effective Time and Buyer will be responsible for all other medical insurance premiums and other medical related benefits relating to periods after the Closing to the extent covered under their plans without the application of any waiting period for coverage generally applicable to newly hired employees. The Company shall make available, at such Affected Employee’s expense, medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to the Affected Employees to the extent required by applicable law. The Company and Buyer shall cooperate and coordinate with each other to provide continuity of health, hospitalization, life, travel and accident insurance coverage for the Affected Employees. The cost of insurance coverage for the Affected Employees from and after the Effective Time shall be borne by Buyer and not the Company, based on the terms of the health insurance policies of the Buyer which are applicable from time to time with respect to employee premium contributions and other matters.

(d) Buyer and the Company shall complete and furnish to each other any other employee data as shall be reasonably required from time to time for each party to perform and fulfill its obligations under this Section 5.5.

(e) The Company agrees that it shall be solely responsible for all liability, costs and expenses (including attorneys’ fees) for all claims relating to their employment, including but not limited to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges (collectively, “Employment Claims”) by any employee or former employee of the Company which accrued prior to the Effective Time relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by employees of the Company. Buyer agrees that it shall be responsible for all Employment Claims by any Affected Employee who accepts employment with Buyer which accrues after the Effective Time. The Disclosure Schedule sets forth a brief description of any known Employment Claims that have been filed or may be filed after the date hereof arising out of conditions, actions or events that occurred before the Effective Time.

Section 5.6 The Tradename. The Company will not use the Tradename after the Closing other than to collect receivables attributable to periods prior to Closing. The Company will change its name to a name dissimilar to the Tradename within 10 days of Closing.

Section 5.7 China Contracts. The Company will use its best efforts to assist Buyer in entering into a new Distribution Agreement and the Manufacturing Agreement with Tianjin Eastern Pump Company Ltd. on terms acceptable to the Buyer.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1. Conditions to Obligation of the Company to Effect the Purchase Transaction. Unless waived by the Company, the obligation of the Company to effect the Purchase Transaction shall be subject to the fulfillment at or prior to the Effective Time of the following additional condition:

(a) Buyer shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Company shall have received a certificate executed on behalf of Buyer by the President or a Vice President of Buyer and on behalf of Buyer by the Chief Executive Officer of Buyer to that effect.

Section 6.2. Conditions to Obligations of Buyer to Effect the Purchase Transaction. Unless waived by Buyer, the obligations of Buyer to effect the Purchase Transaction shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a) the Company and the Member shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) their respective agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company and the Member contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Buyer shall have received a certificate executed on behalf of the Company by the President and Chief Executive Officer of the Company to that effect;

(b) Except as stated in the Disclosure Statement, since December 31, 2005, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Effect;

(c) the Morrisons shall have executed and delivered to the Company a patent assignment with respect to the Patents in a form reasonably satisfactory to the Buyer;

(d) the Company shall have received the opinion letter of Hawks & Associates, L.C. regarding the effect of Wyoming law on this transaction with the opinion letter in a form that is acceptable to the Buyer, in its sole discretion);

(e) the Buyer and the Morrisons shall have entered into employment agreements with Buyer acceptable to Buyer, in its absolute discretion.

ARTICLE VII
INDEMNIFICATION

Section 7.1. Indemnification of Buyer. The Member and the Company shall jointly and severally indemnify Buyer, its affiliates, and their respective officers, directors, employees and agents against, and hold each of them harmless from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorneys' fees) ("Indemnified Amounts") incurred by the indemnified party as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of the Company or the Member in this Agreement, (b) any violation or breach by the Company or the Member of or default by the Company or the Member under the terms of this Agreement, and/or (c) any event or occurrence relating to the business of the Company occurring prior to the Effective Time. The indemnified party shall be entitled to recover its reasonable and necessary attorneys' fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section. Upon and conditional upon the consummation of the Closing, the Company hereby releases the Morrisons, from and all claims held by the releasing party against the released party, known or unknown, actual or contingent, including but not limited to any claims relating to the employment by the Company of the Morrisons.

Section 7.2. Indemnification of the Member and the Company. Buyer shall indemnify the Member and the Company against, and hold each of them harmless from and against, any and all Indemnified Amounts incurred by the Member or the Company as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Buyer in this Agreement, and/or (b) any violation or breach by Buyer of or default by Buyer under the terms of this Agreement. The indemnified party shall be entitled to recover its reasonable and necessary attorneys' fees and litigation expenses incurred in connection with successful enforcement of his rights under this Section.

Section 7.3. Procedure. The defense of any claim, action, suit, proceeding or investigation subject to indemnification under this Article shall be conducted by the indemnifying party. If the indemnifying party fails to conduct such defense, the indemnified parties may retain counsel satisfactory to them and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received. The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any indemnified party wishing to claim indemnification under this Article VII, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the indemnifying party (but the failure so to notify a party shall not relieve such party from any liability which it may have under this Article VII except to the extent such failure materially prejudices such party). If the indemnifying party is responsible for the attorneys’ fees of the indemnified parties, then the indemnified parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

Section 7.4. Express Negligence Rule. The indemnification obligations under this Article VII shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence of the indemnified party. The rights of the parties to indemnification under this Article VII shall not be limited due to any investigations heretofore or hereafter made by such parties or their representatives, regardless of negligence in the conduct of any such investigations.

ARTICLE VIII
MISCELLANEOUS

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

(a) the Company shall have the right to terminate this Agreement:

(i) if the representations and warranties of Buyer shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of the subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to Buyer by the Company;

(ii) if the Purchase Transaction is not completed by April 5, 2006 (provided that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to the Company if the failure of the Company to fulfill any obligation to Buyer under or in connection with this Agreement has been the cause of or resulted in the failure of the Purchase Transaction to occur on or before such date); or

(iii) if Buyer (A) fails to perform in any material respects any of its covenants (or in all respects in the case of any covenant containing any materiality qualification) in this Agreement and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after written notice of such default is given to Buyer by the Company.

(b) Buyer shall have the right to terminate this Agreement:

(i) if the representations and warranties of the Company shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to the Company by Buyer;

(ii) if the Purchase Transaction is not completed by April 5, 2006 (provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Buyer if the failure of Buyer to fulfill any obligation to the Company under or in connection with this Agreement has been the cause of or resulted in the failure of the Purchase Transaction to occur on or before such date); or

(iii) if the Company or the Member (A) fails to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of their covenants in this Agreement and (B) do not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after notice of such default is given to the Company by Buyer.

Section 8.2. Effect of Termination. In the event of termination of this Agreement by either Buyer or the Company pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of the Company, Buyer, or its respective officers or directors, or the Member to perform any covenant or provision of this Agreement which otherwise would be required to be performed after the date of termination (except as set forth in this Section 8.2 and in Sections 5.3 and 8.9, all of which shall survive the termination). Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

Section 8.3. Remedies. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which it or he may be entitled at law or equity.

Section 8.4. Notices. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given: (i) when delivered personally during a business day to the appropriate location described below or telefaxed to the telefax number indicated below, or (ii) five (5) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed:

If to Buyer:	7030 Empire Central Drive Houston, Texas 77040 Telefax No. (713) 466-8386

With a copy to:	Casey W. Doherty Doherty & Doherty LLP 1717 St. James Place, Suite 520 Houston, Texas 77056 Telefax No. (713) 572-1001

If to the Company or the Member:	Gary A. Weiss 4270 W. Greens Pl. Wilson, WY 83014

Section 8.5. Successors. This Agreement shall be binding upon each of the parties upon their execution, and inure to the benefit of the parties hereto and their successors and assigns.

Section 8.6. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument.

Section 8.7. Section Headings. The section headings used herein are descriptive only and shall have no legal force or effect whatsoever. Except to the extent the context specifically indicates otherwise, all references to articles and sections refer to articles and sections of this Agreement, and all references to the exhibits and schedules refer to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.

Section 8.8. Gender. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural and conversely.

Section 8.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, U.S.A., applicable to agreements and contracts executed and to be wholly performed there, without giving effect to the conflicts of law principles thereof.

Section 8.10. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

Section 8.11. Waiver. Any waiver by either party to be enforceable must be in writing and no waiver by either party shall constitute a continuing waiver.

Section 8.12. Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

THE COMPANY: TOTAL WELL SOLUTIONS, LLC

By:	/s/ Gary A. Weiss
Name: Gary A. Weiss
Title: Managing Member

BUYER: USA PETROVALVE, INC.

By:	/s/ Jerry D. Dumas, Sr.
Jerry D. Dumas, Sr., Chairman and Chief
Executive Officer

THE MEMBER: TOTAL ENERGY TECHNOLOGIES, LLC

By:	/s/ Gary A. Weiss
Name: Gary A. Weiss
Title: Managing Member